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                                                                    EXHIBIT 12.1

                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                             Six Months Ended June 30,
                                                                                              2002              2001
                                                                                          -------------     ------------
                                                                                         (Thousands, except ratio amounts)
(Loss) income before income taxes, extraordinary items and cumulative effects
  of accounting changes...............................................................    $    (131,484)    $      8,533

Undistributed income of less than 50% owned equity investees..........................               --           (1,705)
Minority interest in income of majority owned subsidiaries
  with fixed charges..................................................................              469             (507)
Add fixed charges as adjusted (from below)............................................           95,953          129,494
                                                                                          -------------     ------------
                                                                                          $     (35,062)    $    135,815
                                                                                          -------------     ------------

Fixed charges:
  Interest expense:
    Corporate.........................................................................    $      81,546     $    111,949
    Amortization of debt costs........................................................            3,246            3,008
  1/3 of rental expense...............................................................           11,161           14,537
                                                                                          -------------     ------------
Fixed charges ........................................................................           95,953          129,494
  Less: Capitalized interest..........................................................               --               --
                                                                                          -------------     ------------
Fixed charges as adjusted.............................................................    $      95,953     $    129,494
                                                                                          =============     ============
Ratio (earnings divided by fixed charges).............................................           (A)                1.05
                                                                                          =============     ============
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(A) Due to the loss in the six months ended June 30, 2001, the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the Company would have had to generate income before income taxes, extraordinary items and cumulative effects of accounting changes of $95,484 for the six months ended June 30, 2002.

Excluding restructuring and non-recurring charges, the ratio of earnings to fixed charges would have been 2.10 and 1.44 for the six months ended June 30, 2002 and 2001, respectively.